Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS SECOND QUARTER FISCAL 2020 FINANCIAL RESULTS

●	Strength in Engineering Technologies with Continued Engraving Margin Improvement
●	Working Capital Metrics and Free Cash Flow Improved Year-Over-Year
●	Laneway Revenues Increased 17% in the second quarter of 2020; Healthy Pipeline of New Business Opportunities
●	Torotel Acquisition Will Expand High Reliability Magnetics Capabilities and Value Proposition

SALEM, NH – February 3, 2020 – Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal year 2020 ending December 31, 2019.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	2Q20	2Q19	Change
Net Sales	$190.6	$195.5	-2.5%
Operating Income	$17.8	$20.2	-11.7%
Net Income from Continuing Ops	$12.4	$12.5	-0.5%

EBITDA	$25.7	$27.6	-6.8%
EBITDA margin	13.5%	14.1%	-60 bps
Adjusted EBITDA	$27.2	$28.7	-5.2%
Adjusted EBITDA margin	14.3%	14.7%	-40 bps

Diluted EPS	$1.00	$0.98	2.0%
Adjusted EPS	$1.03	$0.98	5.1%
Dividends per share	$0.22	$0.20	10.0%

2Q Free Cash Flow	$9.9	$7.7	28.3%
Net Debt to Adjusted EBITDA	0.8x	1.6x	-50.3%

*Second quarter of fiscal 2019 results have been adjusted to reflect the disposition of the Cooking Solutions Group on April 1, 2019.

Second Quarter Fiscal 2020 Results

“We are pleased with second quarter results as our quarterly performance continues to trend in line with our expectations. Engineering Technologies trends remained strong. In addition, the Engraving segment operating margin increased both sequentially and year-over-year on flat sales trends. The Electronics segment continued to face market headwinds, although we see some indications of potentially modest improvement as we move through the balance of the fiscal year. While our previously announced cost restructuring efforts are largely completed, we are actively implementing additional productivity initiatives company-wide. Finally, both free cash flow and working capital metrics improved year-over-year,” commented President and Chief Executive Officer David Dunbar.

“From a growth perspective, we continue to have an attractive pipeline of opportunities. Laneway sales increased 17% year-over-year to $33.4 million. In addition, our new business opportunity funnel in Electronics North America increased 6% year-to-date in fiscal 2020. In December, we announced a definitive agreement to acquire Torotel, Inc., which specializes in the custom design, manufacture and sale of precision magnetic components. The Torotel acquisition is a strong strategic fit, further adding expertise in end markets with favorable trends including aerospace and defense. We continue to expect the transaction to close in the first calendar quarter of 2020.

“Our financial position remains solid with net debt to Adjusted EBITDA of 0.8x and an expected approximately $195 million in available liquidity post-closing of the Torotel transaction. Working capital turns improved to 5.1x, a 0.4x year-over-year increase. In addition, we generated free cash flow of $9.9 million in the second quarter, an increase of over 25% compared to the same period last year.”

“Although there remain challenges in the macro environment, we continue to focus on successfully executing on our strategic priorities. We are transforming our company’s profile toward higher growth and margin platforms through a combination of attractive organic and acquisition growth opportunities combined with ongoing productivity initiatives. Our financial strength, complemented by consistent free cash flow generation, provide further runway to opportunistically invest in an active pipeline of high return internal projects and attractive potential acquisitions,” concluded Mr. Dunbar.

Outlook

In the third fiscal quarter of 2020, the Company expects total revenue to increase slightly sequentially but be similar to third fiscal quarter of 2019. Standex expects operating income to be sequentially similar to or slightly better than the second fiscal quarter of 2020 results and show significant improvement year-over-year, as the Company realizes additional benefits from its cost reduction actions.

Standex’s outlook assumes improved Engraving and Food Service Equipment performance and increased profitability at Engineering Technologies, year-over-year. The Company expects that performance in the Electronics segment will improve slightly sequentially, although continue to be lower on a year-over-basis. In addition, Hydraulics performance is expected to be similar to the second fiscal quarter of 2020, but reflect a decrease year-over-year as customers de-stock inventory against the backdrop of a softer market environment.

Second Quarter Segment Operating Performance

Engraving (20% of sales; 26% of segment operating income)

	2Q20	2Q19	% Change
Engraving ($M)
Net sales	$38.3	$38.5	-0.6%
Operating Income	6.9	6.9	1.0%
Operating Margin	18.1%	17.9%

Overall sales and operating income were flat year-over-year. Sales performance reflected contributions from recent acquisitions balanced with an organic decline of 2.7% and negative impact from foreign currency of 2.2%.

Segment operating margin of 18.1% represented an increase of over 100 basis points sequentially, as well as a 20 basis point improvement compared to the second fiscal quarter of 2019. These results reflected improved performance primarily in North American operations, as well as contribution from growth laneways in lasers and tool finishing.

In the third fiscal quarter of 2020, Standex expects year-over-year improvement due to increased automotive model roll-outs, continued contribution from the GS Engineering acquisition and operating leverage associated with recent cost restructuring actions.

Electronics (24% of sales; 29% of segment operating income)

	2Q20	2Q19	% Change
Electronics ($M)
Net sales	$45.8	$52.7	-13.0%
Operating Income	7.8	10.4	-25.1%
Operating Margin	17.0%	19.7%

Sales decreased 13.0% and operating income declined 25.1% year-over-year. In line with Standex’s previously communicated outlook, the quarter’s results were similar to the first fiscal quarter of 2020. The decline in sales was primarily due to continued lower demand in this segment’s end markets such as automotive as well as distributor de-stocking. The 25% decrease in operating income year-over-year reflected lower sales volume and the impact of material inflation.

In the third fiscal quarter of 2020, Standex expects Electronics sales volume to decrease year-over-year, but increase slightly from the second fiscal quarter of 2020, as some end markets improve slightly. The pipeline of new business opportunities is very strong and expected to have an increasing contribution in future quarters. The business continues to focus on productivity and cost initiatives.

Engineering Technologies (14% of sales; 13% of segment operating income)

	2Q20	2Q19	% Change
Engineering ($M)
Net sales	$26.5	$23.6	12.4%
Operating Income	3.4	2.1	66.0%
Operating Margin	12.9%	8.7%

Engineering Technologies revenue grew 12.4% year-over-year with continued strength in Aviation, Space and Defense. Operating income increased 66.0% year-over-year as the segment successfully leveraged both the volume growth and ongoing productivity improvements in manufacturing processes and efficiency.

Standex expects revenue for the segment to decrease year-over-year in the third fiscal quarter of 2020 primarily due to the timing of projects in its backlog. As of the second fiscal quarter of 2020, the segment’s backlog was 17% higher versus the same period last year. Operating income is expected to increase year-over-year, driven by the productivity improvements and cost efficiency opportunities.

Hydraulics (6% of sales; 7% of segment operating income)

	2Q20	2Q19	% Change
Hydraulics ($M)
Net sales	$11.3	$12.1	-6.6%
Operating Income	1.8	1.9	-5.8%
Operating Margin	16.1%	15.9%

Sales for the Hydraulics segment decreased 6.6% year-over-year as customers focused on reducing existing inventory levels. Although operating income decreased 5.8% year-over-year due to the overall volume decline, operating margin increased 20 basis points reflecting solid expense management and favorable product mix.

In the third fiscal quarter of 2020, Standex expects Hydraulics revenue and operating income to decrease year-over-year, reflecting continued customer de-stocking as well as the end of tariff relief on select products. Hydraulics continues to focus on growing its aftermarket presence and new business opportunity pipeline.

Food Service Equipment (36% of sales; 25% of segment operating income)

	2Q20	2Q19	% Change
Food Service ($M)
Net sales	$68.7	$68.7	0.1%
Operating Income	6.8	5.2	30.5%
Operating Margin	9.9%	7.6%

Sales reflected growth in Pumps balanced with relatively flat demand in Scientific and Refrigeration and lower sales in Merchandising year-over-year. The 30.5% increase in operating income was due to a continued solid contribution from Scientific as well as an improved Refrigeration contribution.

On a year-over-year basis, the Company expects that segment sales will increase slightly in third fiscal quarter of 2020 driven by increased Scientific sales and expects improvement in operating income due to the impact of productivity actions.

Capital Allocation

●

Torotel Acquisition: On December 2, 2019, the Company announced that it had entered into a definitive agreement to acquire Torotel, a leader in custom high reliability magnetics assemblies for approximately $48 million in cash. In addition to the purchase price, Standex will absorb approximately $8 million of transaction costs incurred by Torotel. The transaction continues to be on target to close in the first calendar quarter of 2020.

●

Capital Expenditures: In second fiscal quarter of 2020 Standex’s cash capital expenditures were $3.6 million compared to $8.7 million in the second fiscal quarter of 2019. The Company is revising its expectation for fiscal 2020 capital spending to be between approximately $30 to $32 million from $31 to $34 million previously.

●

Dividends: On January 23, the Company declared a quarterly cash dividend of $0.22 per share, a 10% year-over-year increase. The dividend will be payable on February 25, 2020 to shareholders of record February 10, 2020.

 Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $88.1 million at December 31, 2019 compared to $98.7 million at the end of the first fiscal quarter of 2020 and $104.5 million at the end of fiscal 2019. Net debt at the end of the second fiscal quarter of 2020 consisted primarily of long-term debt of $187.0 million and cash and equivalents of $98.9 million of which $86.9 million was held by foreign subsidiaries. Standex has repatriated approximately $11.9 million year-to-date in fiscal 2020 and continues to expect to repatriate $35 million in total in fiscal 2020. The Company’s net debt to Adjusted EBITDA leverage ratio was 0.8x at the end of second fiscal quarter 2020.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended December 31, 2019 was $13.5 million compared to net cash provided by continuing operating activities of $16.4 million in the prior year. The year-over-year decrease was primarily due to a deferred compensation payment associated with a prior acquisition which is now complete. Working capital management continued to improve with working capital turns of 5.1x in the second fiscal quarter of 2020 compared to 4.7x in the second fiscal quarter of 2019 driven by focused collection efforts and improved accounts payable management.

The Company generated free cash flow after capital expenditures of $9.9 million compared to free cash flow of $7.7 million in the second fiscal quarter of 2019.

Conference Call Details

Standex will host a conference call for investors tomorrow, February 4, 2020 at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations”, located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through February 4, 2020. To listen to the teleconference playback, please dial (877) 344-7529 in the U.S. or (412) 317-0088 internationally; the passcode is 10138673. The audio playback via phone will be available through February 11, 2020. The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the food service equipment, automotive, construction, aerospace, energy, oil and gas, transportation, consumer appliance and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, petroleum based products, refrigeration components and certain materials used in electronics parts; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the impact of the current coronavirus on our China supply chain as well as the demand for our products and services in China; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; and our ability to increase manufacturing production to meet demand; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2019	2018	2019	2018

Net sales	$190,585	$195,522	$387,023	$388,609
Cost of sales	124,132	128,586	252,286	252,421
Gross profit	66,453	66,936	134,737	136,188

Selling, general and administrative expenses	47,126	45,693	95,801	91,165
Restructuring costs	720	177	2,199	624
Acquisition related costs	773	859	1,507	1,547
Other operating (income) expense, net	-	-	(1,045)	-

Income from operations	17,834	20,207	36,275	42,852

Interest expense	1,928	3,123	4,050	5,368
Other (income) expense, net	588	750	(328)	1,015
Total	2,516	3,873	3,722	6,383

Income from continuing operations before income taxes	15,318	16,334	32,553	36,469
Provision for income taxes	2,909	3,860	7,695	9,702
Net income from continuing operations	12,409	12,474	24,858	26,767

Income (loss) from discontinued operations, net of tax	(171)	924	(182)	2,488

Net income	$12,238	$13,398	$24,676	$29,255

Basic earnings per share:
Income (loss) from continuing operations	$1.00	$0.99	$2.01	$2.11
Income (loss) from discontinued operations	(0.01)	0.07	(0.01)	0.20
Total	$0.99	$1.06	$2.00	$2.31

Diluted earnings per share:
Income (loss) from continuing operations	$1.00	$0.98	$2.00	$2.10
Income (loss) from discontinued operations	(0.01)	0.07	(0.01)	0.20
Total	$0.99	$1.05	$1.99	2.30

Average Shares Outstanding
Basic	12,376	12,636	12,359	12,667
Diluted	12,455	12,685	12,427	12,737

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
(In thousands)	2019	2019

ASSETS
Current assets:
Cash and cash equivalents	$98,919	$93,145
Accounts receivable, net	110,087	119,589
Inventories	108,513	88,645
Prepaid expenses and other current assets	19,861	30,872
Income taxes receivable	5,232	1,622
Total current assets	342,612	333,873

Property, plant, equipment, net	146,245	148,024
Intangible assets, net	111,667	118,660
Goodwill	282,207	281,503
Deferred tax asset	12,544	14,140
Operating lease right of use asset	42,959	-
Other non-current assets	29,581	25,689
Total non-current assets	625,203	588,016

Total assets	$967,815	$921,889

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$69,737	$72,603
Accrued liabilities	68,681	62,648
Income taxes payable	6,822	5,744
Current Liabilities- Disontinued Operations	34	620
Total current liabilities	145,274	141,615

Long-term debt	186,980	197,610
Operating lease long term liabilities	33,728	-
Accrued pension and other non-current liabilities	112,229	118,351
Total non-current liabilities	332,937	315,961

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	70,206	65,515
Retained earnings	837,698	818,282
Accumulated other comprehensive loss	(136,404)	(137,278)
Treasury shares	(323,872)	(324,182)
Total stockholders' equity	489,604	464,313

Total liabilities and stockholders' equity	$967,815	$921,889

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Six Months Ended
	December 31,
(In thousands)	2019	2018

Cash Flows from Operating Activities
Net income	$24,676	$29,255
Income (loss) from discontinued operations	(182)	2,488
Income from continuing operations	24,858	26,767

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,869	14,817
Stock-based compensation	4,820	2,029
Non-cash portion of restructuring charge	(149)	(132)
Life insurance benefit	(1,302)	-
Contributions to defined benefit plans	(1,932)	(499)
Net changes in operating assets and liabilities	(21,342)	(29,132)
Net cash provided by operating activities - continuing operations	21,822	13,850
Net cash provided by (used in) operating activities - discontinued operations	(162)	5,411
Net cash provided by (used in) operating activities	21,660	19,261
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(10,671)	(16,192)
Expenditures for acquisitions, net of cash acquired	-	(95,918)
Proceeds from insurance recovery	10,000	-
Other investing activities	1,998	3,144
Net cash (used in) investing activities from continuing operations	1,327	(108,966)
Net cash (used in )investing activities from discontinued operations	-	2,690
Net cash (used in) investing activities	1,327	(106,276)
Cash Flows from Financing Activities
Proceeds from borrowings	34,700	509,500
Payments of debt	(45,500)	(387,500)
Contingent consideration payment	(872)	(910)
Activity under share-based payment plans	1,127	797
Purchase of treasury stock	(946)	(19,135)
Cash dividends paid	(5,186)	(4,825)
Net cash provided by (used in) financing activities	(16,677)	97,927

Effect of exchange rate changes on cash	(536)	(2,340)

Net changes in cash and cash equivalents	5,774	8,572
Cash and cash equivalents at beginning of year	93,145	109,602
Cash and cash equivalents at end of period	$98,919	$118,174

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2019	2018	2019	2018
Net Sales
Engraving	$38,256	$38,485	$76,687	$74,466
Electronics Products	45,834	52,700	92,452	104,150
Engineering Technologies	26,495	23,568	51,139	44,351
Hydraulics Products	11,316	12,116	25,064	24,651
Food Service Equipment	68,684	68,653	141,681	140,991
Total	$190,585	$195,522	$387,023	$388,609

Income from operations
Engraving	$6,916	$6,849	$13,454	$14,398
Electronics Products	7,776	10,376	15,875	23,163
Engineering Technologies	3,422	2,061	6,781	3,836
Hydraulics Products	1,818	1,929	4,345	3,512
Food Service Equipment	6,773	5,190	15,145	11,857
Restructuring	(720)	(177)	(2,199)	(624)
Acquisition Related Costs	(773)	(859)	(1,507)	(1,547)
Other operating (income) expense, net	-	-	1,045	-
Corporate	(7,378)	(5,162)	(16,664)	(11,743)
Total	$17,834	$20,207	$36,275	$42,852

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2019	2018	% Change	2019	2018	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$17,834	$20,207	-11.7%	$36,275	$42,852	-15.3%
Adjustments:
Restructuring charges	720	177		2,199	624
Acquisition-related costs	773	859		1,507	1,547
Fire insurance recovery	-	-		(1,045)	-
Purchase accounting expenses	-	55		-	511
Adjusted income from operations	$19,327	$21,298	-9.3%	$38,936	$45,534	-14.5%
Interest and other income (expense), net	(2,516)	(3,873)		(3,722)	(6,383)
Life insurance benefit	-	-		(1,302)	-
Provision for income taxes	(2,909)	(3,860)		(7,695)	(9,702)
Discrete and other tax items	(722)	(779)		(722)	(779)
Tax impact of above adjustments	(407)	(309)		(725)	(759)
Net income from continuing operations, as adjusted	$12,773	$12,477	2.4%	$24,770	$27,911	-11.3%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$12,409	$12,474		$24,858	$26,767
Add back:
Provision for income taxes	2,909	3,860		7,695	9,702
Interest expense	1,928	3,123		4,050	5,368
Depreciation and amortization	8,489	8,162		16,869	14,817
EBITDA	$25,735	$27,619	-6.8%	$53,472	$56,654	-5.6%
Adjustments:
Restructuring charges	720	177		2,199	624
Acquisition-related costs	773	859		1,507	1,547
Fire insurance recovery	-	-		(1,045)	-
Life insurance benefit	-	-		(1,302)	-
Purchase accounting expenses	-	55		-	511
Adjusted EBITDA	$27,228	$28,710	-5.2%	$54,831	$59,336	-7.6%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$13,507	$16,421		$21,822	$13,850
Less: Capital expenditures	(3,637)	(8,727)		(10,671)	(16,192)
Free operating cash flow	$9,870	$7,694		$11,151	$(2,342)

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Six Months Ended
Adjusted earnings per share from continuing	December 31,		%	December 31,		%
operations	2019	2018	Change	2019	2018	Change

Diluted earnings per share from continuing operations, as reported	$1.00	$0.98	2.0%	$2.00	$2.10	-4.8%

Adjustments:
Restructuring charges	0.04	0.01		0.13	0.04
Acquisition-related costs	0.05	0.05		0.09	0.09
Discrete tax items	(0.06)	(0.06)		(0.06)	(0.06)
Fire insurance recovery	-	-		(0.06)	-
Life insurance benefit	-	-		(0.10)	-
Purchase accounting expenses	-	-		-	0.03
Diluted earnings per share from continuing operations, as adjusted	$1.03	$0.98	5.1%	$2.00	$2.20	-9.1%